May 12, 2022

Vincent Burgess
182 Andrew Avenue
Encinitas, CA 92024

Re: Terms of Separation

Dear Vincent:

This letter confirms the agreement between you and Acutus Medical, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a release of claims.

1.Separation Date: May 13, 2022 is your last day of employment with the Company (the “Separation Date”).

2.Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on May 13, 2022, we provided you a final paycheck in the amount of $ 78,405.00 for all wages, salary, bonuses, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts.

3.Separation Compensation: In exchange for your agreement to the waiver of claims set forth in paragraph 6, below, and pursuant to Section 5(a) of your October 14, 2019 Employment Agreement (“Employment Agreement”), the Company agrees to provide you with the following:

a.Cash Severance: The Company will pay you a total of $ 515,000.00 less applicable state and federal payroll deductions and withholdings, which is equal to 100% of your current Annual Base Salary. Such payment will be made in accordance with the terms set forth in Section 5(a) of your Employment Agreement, subject to any delay in payment required by Section 5(d) of the Employment Agreement.

b.Pro-Rated Target Bonus Payment: The Company will pay you a lump-sum payment of $144,843.75 less applicable state and federal payroll deductions and withholdings, which constitutes the Target Bonus payment set forth in Section 5(a)(ii)(2) of the Employment Agreement. Such payment will be made in accordance with the terms set forth in Section 5(a)(ii)(2) of your Employment Agreement, subject to any delay in psayment required by Section 5(d) of the Employment Agreement.

c.COBRA Reimbursement: If you timely elect continuation of health care coverage pursuant to COBRA for yourself and/or your eligible dependents, the Company will reimburse you for the applicable COBRA premiums for such coverage for up to twelve (12) months, or such earlier time as you cease to be eligible for such continuation coverage.

By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this agreement and that you would not otherwise be entitled to the separation compensation.

4. Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

5. Waiver of Claims: The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit‑sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. You hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the foregoing, this waiver and release of claims does not extend to any rights which as a matter of law cannot be waived and released.

6. Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

7. Legal and Equitable Remedies: You agree that Releasees have the right to enforce this agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this agreement.

8. Attorneys’ Fees: If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

9. Confidentiality: The contents, terms and conditions of this agreement must be kept confidential by you and may not be disclosed except to your accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this agreement.

10. No Admission of Liability: This agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

11. Entire Agreement: This agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the following (a) the Employment Agreement, and (b) the confidentiality agreement referred to in paragraph 5, above. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

12. Modification: It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement.

13. Counterparts; Electronic Signatures: This agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and an electronic signature or a copy of a signature will be equally admissible in any legal proceeding as if an original.

14. Review of Separation Agreement: You understand that you may take up to twenty‑one (21) days to consider this agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement. You also understand you may revoke this agreement within seven (7) days of signing this document.
If you agree to abide by the terms outlined in this letter, please sign this letter below and return it to me. I wish you the best in your future endeavors.

Sincerely,

ACUTUS MEDICAL, INC.

By: /s/ David Roman
David Roman, CFO
READ, UNDERSTOOD AND AGREED:

Signature: __/s/ Vince Burgess_______________ Date: May 12, 2022
Vince Burgess